UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2005

MICROVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21221	91-1600822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19910 North Creek Parkway

Bothell, Washington 98011

(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code: (425) 415-6847

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Microvision, Inc. is in full compliance with Nasdaq Marketplace Rule 4350(i)(1)(D).

Nasdaq had determined that (i) Microvision’s transactions involving the sale of its convertible preferred stock and warrants in September 2004, as amended in August 2005, and sales of common stock and warrants in August 2005 should be aggregated and (ii) as aggregated, those transactions could conceivably result in the issuance of greater than 20% of Microvision’s common stock if the weighted-average antidilution adjustments of the preferred stock significantly reduce the related conversion price. As a result of this potential, Nasdaq determined Microvision was not in compliance with Nasdaq Marketplace Rule 4350(i)(1)(D). In a letter to Nasdaq, Microvision stated it would use its best efforts to seek an amendment to the terms of the preferred stock arrangements within 30 days, and that if it is unable to secure such an amendment, that it will not take any action that would cause the number of shares of its common stock issued as a result of these transactions to exceed 19.99% of the total shares of Microvision common stock outstanding as of August 9, 2005. On October 27, 2005, Nasdaq notified Microvision in writing of (i) the deficiency described above, (ii) that it had regained compliance with Nasdaq Marketplace Rule 4350(i)(1)(D) and (iii) that this matter is now closed. Nasdaq’s Marketplace Rule 4803(a) requires that Microvision make a public announcement of Nasdaq’s letter and the Nasdaq rules on which it is based.

The Company issued a press release with respect to the matters described above on October 28, 2005 which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

99.1	Press Release dated October 28, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROVISION, INC.

By:	/s/ Thomas M. Walker
Name:	Thomas M. Walker
Title:	Vice President, General Counsel & Secretary

Date: October 28, 2005

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated October 28, 2005.